Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

DBV Technologies S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary Shares, nominal value €0.10 per share(1)	Rule 457(c)(3)	289,013,065(2)	$2.11 (3)	$609,817,567.15	0.0001531	$93,363.07

	Total Offering Amounts					$609,817,567.15		$93,363.07

	Total Fees Previously Paid					—		—

	Total Fee Offsets					—		—

	Net Fees Due							$93,363.07
(1)

Represents the ordinary shares, nominal value €0.10 per share (the “Ordinary Shares”) of DBV Technologies S.A. (the “Registrant”), which may be represented by American Depositary Shares (the “ADSs”) of the Company, each ADS representing five Ordinary Shares, that will be offered for resale by the selling shareholders pursuant to the prospectus to which this exhibit is attached. ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-266202). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional ordinary shares as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)

Consists of an aggregate of 289,013,065 Ordinary Shares, which may be represented by ADSs, including (i) 34,090,004 issued and outstanding Ordinary Shares, (ii) 59,657,507 Ordinary Shares issuable upon the exercise of issued and outstanding warrants of the Registrant, (iii) 71,005,656 Ordinary Shares issuable upon the exercise of issued and outstanding pre-funded warrants of the registrant and (iv) 124,259,898 Ordinary Shares issuable upon the exercise of pre-funded warrants of the Registrant underlying issued and outstanding warrants of the Registrant.

(3)

This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per Ordinary Share and proposed maximum aggregate offering price are calculated on the basis of $10.52, the average of the high and low sale price of the ADSs on the Nasdaq Capital Market on May 12, 2025, divided by five as each ADS represents five Ordinary Shares.